Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Phillip Tree	Matthew Langdon
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-8529	(650) 846-5747
ptree@tibco.com	mlangdon@tibco.com

TIBCO SOFTWARE ANNOUNCES MANAGEMENT CHANGES

PALO ALTO, Calif., January 14, 2009 – TIBCO Software Inc. (Nasdaq: TIBX) today announced several management changes in keeping with its ongoing executive development efforts and to better align with the company’s strategic direction moving forward.

The company announced that Murray Rode has been appointed chief operating officer. In this expanded capacity, Mr. Rode will have operational oversight for key parts of TIBCO’s business, including Spotfire, finance, and IT, and he will focus as well on the development and integration of future acquisitions. Mr. Rode has been with TIBCO (and its predecessor company) for over 13 years and most recently served as executive vice president, strategic operations and chief financial officer.

The company also announced that Sydney Carey has been promoted to executive vice president and chief financial officer. Ms. Carey joined TIBCO in 2004 and most recently served as senior vice president and corporate controller. Her previous experience includes serving as chief financial officer at Vernier Networks and Pacific Broadband Communications. Ms. Carey will report to Mr. Rode.

“These management moves have been in the works for some time and are designed to ensure our continued growth and efficiency,” said Vivek Ranadivé, TIBCO’s chairman and chief executive officer. “Since joining TIBCO, Sydney has significantly enhanced our financial operations and compliance functions, and she has the full confidence of our Board as she assumes her expanded leadership responsibilities as CFO. Similarly, Murray’s new responsibilities represent a natural extension of his current role and are key to our strategic plans during this unprecedented time. I look forward to working closely with both of them in their new roles.”

In addition, Christopher Ahlberg, executive vice president and president, Spotfire, has announced his decision to retire from the company effective March 1, 2009. The rest of the Spotfire management team, including Rock Gnatovich, senior vice president responsible for Spotfire sales and operations, is remaining in place.

“After founding and running Spotfire for 18 years, Christopher has decided to take a well-deserved break,” said Mr. Ranadivé. “He built an impressive company and successfully oversaw its transition to TIBCO. We are thankful for his efforts and wish Christopher continued success in his future pursuits.”

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About TIBCO

TIBCO’s technology digitized Wall Street in the ‘80s with event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now®. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.tibco.com.

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TIBCO, The Power of Now and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.